Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 28, 2025, with respect to the consolidated balance sheets of Groundfloor Finance Inc. as of December 31, 2024 and 2023 and the related consolidated statements of operations, member’s equity (deficit), and cash flows for the years then ended, which appear in the accompanying Form 1-A of Groundfloor Finance Inc. Our report contain explanatory paragraphs regarding going concern.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

June 6, 2025